Filed Pursuant to Rule 433
Registration Statement No. 333-168624
December 7, 2010

SemiLEDs Corporation

              SemiLEDs Corporation, or the Company, has filed a registration statement on Form S-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: 1-866-500-5408 (BofA Merrill Lynch), 1-888-603-5847 (Barclays Capital Inc.) or 1-877-547-6340 (Jefferies & Company) (calling these numbers are not toll free outside the United States). You may also access the Company's most recent prospectus by visiting the SEC website at http://www.sec.gov/Archives/edgar/data/1333822/000104746910010173/a2199761zs-1a.htm.

              This free writing prospectus provides an update based on amendments that were made in Amendment No. 9 to the Company's registration statement on Form S-1, or Amendment No. 9, as filed with the SEC via EDGAR on December 7, 2010. References to "we," "us," "our company," "our" and "SemiLEDs" are used in the same manner as in Amendment No. 9.

              On November 30, 2010, Cree's legal counsel informed us that Cree intends to amend its complaint to add additional United States patents that it alleges we have infringed. We believe we have meritorious defenses and intend to contest this lawsuit vigorously. For more information, please see the first paragraph under the heading "Risk Factors—Risks Related to Our Business—We may be exposed to intellectual property infringement or misappropriation claims by third parties, which could adversely affect our financial condition and results of operations." on pages 13 - 14 and the disclosure under the heading "Business—Legal Proceedings—Cree" on page 97 of Amendment No. 9.